Exhibit 10.1

SIXTH AMENDMENT TO AMENDED AND

RESTATED REVOLVING LINE OF CREDIT LOAN AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED REVOLVING LINE OF CREDIT LOAN AGREEMENT (“Agreement”), dated as of September 17, 2008, by and between WILLIAM LYON HOMES, INC., a California corporation (“Borrower”), and CALIFORNIA BANK & TRUST, a California banking corporation (“Lender”), with reference to the following facts:

RECITALS

A. Borrower originally agreed to borrow a sum not to exceed Thirty-Five Million Dollars ($35,000,000.00) (as the same has been and may be further amended from time to time, “Loan”) from Lender for the purpose of providing Borrower with funding for the acquisition and development of residential lots, the construction of existing and future residential home projects, and the issuance of letters of credit for the payment of costs incurred or associated with said projects. The terms and conditions of the Loan are more particularly set forth in that certain Amended and Restated Revolving Line of Credit Loan Agreement (Borrowing Base Loan) dated as of September 16, 2004, by and between Borrower and Lender (as the same has been and may be further amended from time to time, “Loan Agreement”). All capitalized terms not specifically defined herein shall have the meanings given to such terms in the Loan Agreement.

B. The Loan is evidenced by that certain Seventh Amended and Restated Construction Loan Promissory Note (Construction Revolving Line of Credit) dated as of May 20, 2008, given by Borrower to Lender (as the same has been and may be further amended from time to time, “Current Note”).

C. The Loan is secured by, among other things, the “Deed of Trust” (as defined in the Loan Agreement).

D. This Agreement, the Current Note and the other documents evidencing or relating to the Loan collectively shall be referred to as the “Loan Documents.”

E. Borrower has requested that Lender modify the Loan by, among other things, decreasing (i) the maximum amount of the Loan, (ii) the maximum “Commitment Amount” (as defined in the Loan Agreement), and (iii) the face amount of the Current Note, from Thirty-Five Million Dollars ($35,000,000.00) to Thirty Million Dollars ($30,000,000.00) (“New Commitment Amount”).

F. Lender is willing to consent to the modifications to the Loan Documents set forth herein, subject to the conditions set forth below. The date on which all conditions in this Agreement have been satisfied shall be referred to as the “Modification Closing Date.”

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The preamble, recitals and any exhibits hereto are hereby incorporated into this Agreement.

2. Loan Extension. Borrower has requested that Lender modify the Loan by extending the “Initial Line Term” to September 21, 2009, and extending the “Maturity Date” to September 21, 2010. As a result of the extension of the term of the Loan described above, the following definitions in the Loan Agreement shall be revised as follows:

“Initial Line Maturity Date” shall mean September 21, 2009.

“Initial Line Term” shall mean that period continuing from the date hereof and ending on the Initial Line Maturity Date of September 21, 2009.

“Maturity Date” means September 21, 2010, subject to the Loan reduction requirements set forth in Section 2.1.7 of the Loan Agreement, or (b) such earlier date upon the acceleration of the repayment of the Loan as provided in the Loan Documents after the occurrence of the Event of Default.

“Reduction Period” shall mean, as set forth in Section 2.1.7 of the Loan Agreement, that period commencing on September 21, 2009 (at the conclusion of the Initial Line Term) and continuing to September 21, 2010 (at the Maturity Date), during which period (a) all existing Qualified Projects entered into the Borrowing Base as of the Initial Line Maturity Date shall remain in the Borrowing Base, but during which Lender’s obligation to include any new Qualified Projects into the Borrowing Base shall terminate, and (b) the “Commitment Amount” shall be reduced on a quarterly basis to the applicable “Reduced Commitment Amount” (both as defined in the Loan Agreement).

3. Decrease in the Loan Amount.

3.1 Decrease in the Maximum Commitment Amount. From and after the Modification Closing Date, the maximum amount of the Loan and the maximum Commitment Amount are hereby decreased from the current amount of Thirty-Five Million Dollars ($35,000,000.00) to the New Commitment Amount of Thirty Million Dollars ($30,000,000.00). All references in the Loan Documents to the maximum amount of the Loan and maximum Commitment Amount shall be revised to refer to the New Commitment Amount set forth herein.

3.2 Amendment to Definition of Commitment Amount. The definition of “Commitment Amount” set forth in the Loan Agreement shall be replaced with the following:

“Commitment Amount” means (a) during the Initial Line Term, the sum of Thirty Million Dollars ($30,000,000.00), and (b) during the Reduction Period, beginning upon the last day of the first Calendar Quarter following the Initial Line Maturity Date, and on or prior to the last day of each Calendar Quarter thereafter during the Reduction Period, the Commitment Amount shall be reduced in the minimum amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (each, “Reduced Commitment Amount”):

Date	Reduced Commitment Amount
Initial Line Maturity Date (9/21/09)	$30,000,000.00
First Calendar Quarter (12/21/09)	$22,500,000.00
Second Calendar Quarter (03/21/10)	$15,000,000.00
Third Calendar Quarter (06/21/10)	$7,500,000.00
Fourth Calendar Quarter (09/21/10)	$0.00

3.3 Decrease in the Amount of the Current Note. As a result of the decrease in the amount of the Loan and the maximum Commitment Amount, the face amount of the Current Note shall be decreased from the current amount of Thirty-Five Million Dollars ($35,000,000.00) to the New Commitment Amount of Thirty Million Dollars ($30,000,000.00) (“New Note Amount”). All references in the Loan Documents to the face amount of the Current Note shall be revised to refer to the New Note Amount set forth herein.

3.4 Amendment and Restatement of the Current Note. Borrower shall execute and deliver to Lender an Eighth Amended and Restated Promissory Note of even date herewith (the Current Note, as amended by said document, shall hereafter be referred to as the “Note”) evidencing the decrease in the amount of the Loan and the maximum Commitment Amount as described herein.

3.4.1 In addition to the change in the maturity of the Loan, the new Note also shall be amended to provide that the term “Applicable Rate Spread” (as used in the Note) shall mean two hundred seventy-five (275) basis points.

3.4.2 All references in the Loan Documents to the Current Note shall be revised to refer to the Note, as amended and restated.

4. New Definitions in Loan Agreement.

4.1 Home Advance Maturity Date(s). The definition of “Home Advance Maturity Date(s)” in Section 1.1 of the Loan Agreement shall be replaced with the following:

“Home Advance Maturity Date(s)” shall mean the term in which a Home may remain in the Borrowing Base for the purposes of calculating the Borrowing Availability:

(a) With respect to Presold or Spec Homes, twelve (12) Calendar Months after the initial entry of such Presold or Spec Home into the Borrowing Base;

(b) With respect to Model Homes, twenty-four (24) Calendar Months after the initial entry of such Model Home into the Borrowing Base (provided, however, that said maturity date may be extended for a six-month period and/or any additional period of time Lender approves, in its sole discretion, but in no event beyond the Maturity Date, as long as Borrower is in compliance with the Extension Conditions).

4.2 Letter of Credit Definitions. The definitions of Letter of Credit Line, LOC Maximum Commitment Amount, and LOC Total Commitment Amount in Section 1.1 of the Loan Agreement shall be replaced with the following:

“Letter of Credit Line” shall mean that certain line of credit to be provided under the Loan for the purposes set forth in Section 2.3 of this Agreement, which line of credit shall not exceed at any time the sum of Three Million Six Hundred Thousand Dollars ($3,600,000.00) (“LOC Total Commitment Amount”). The Letter of Credit Line shall be a revolving line of credit. Prior to the Maturity Date, the Letter of Credit Line may be drawn, repaid and drawn again through individual Advances in repetition, subject to the limitations herein, so long as:

(1) The sum of (a) the amounts outstanding on the Letter of Credit Line, and (b) the cumulative Letter of Credit Line amounts that are committed but not yet advanced on the Letter of Credit Line, never exceed the LOC Total Commitment Amount; and

(2) The sum of (a) the amounts outstanding on the Loan, and (b) the cumulative Loan amounts that are committed but not yet advanced on the Loan, never exceed the Commitment Amount; and

(3) No Event of Default has occurred and is continuing.

Upon the Maturity Date, if the Loan is not renewed as provided herein, the Letter of Credit Line shall be repaid during the Reduction Period as set forth herein.

“LOC Maximum Commitment Amount” shall mean the amount committed under each Letter of Credit, which sum shall not exceed the sum equal to (a) Three Million Six Hundred Thousand Dollars ($3,600,000.00), less (b) any committed portion of the Letter of Credit Line that Borrower has requested and Lender has approved in its discretion be available for disbursement under the Loan.

“LOC Total Commitment Amount” shall mean the sum of all amounts committed under any Letters of Credit issued hereunder plus all Letter of Credit Advances in the aggregate, which sum shall not exceed Three Million Six Hundred Thousand Dollars ($3,600,000.00).

4.3 Maximum Aggregate Loan Allocation(s). The definition of Maximum Aggregate Loan Allocation(s) in Section 1.1 of the Loan Agreement shall be replaced with the following:

“Maximum Aggregate Loan Allocation(s)” shall mean each and every one of the following:

(a) With respect to all Qualified Projects included in the Borrowing Base (collectively or individually “Geographic Concentration Limitation”):

(1) The aggregate Loan Allocations for all Lots and/or Homes for Qualified Projects (whether Advances have been made and/or have been committed but have not yet advanced) located in the State of Arizona shall not exceed the sum of Nine Million Dollars ($9,000,000.00); and/or

(2) The aggregate Loan Allocations for all Lots and/or Homes for Qualified Projects (whether Advances have been made and/or have been committed but have not yet advanced) located in the State of Nevada shall not exceed the sum of Nine Million Dollars ($9,000,000.00).

(b) With respect to all Lots to be included in the Borrowing Base, the aggregate Loan Allocations for all Entitled Land, Lots Under Development and Developed Lots for all Qualified Projects (whether Advances have been made and/or have been committed but have not yet advanced) shall not exceed the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (“Lot Concentration Limitation”).

(c) With respect to all Spec Homes to be included in the Borrowing Base (“Spec Home Concentration Limitation”):

(1) For all Projects financed hereunder, the aggregate Loan Allocations for all Spec Homes for all Projects (whether Advances have been made and/or have been committed but have not yet advanced) shall not exceed the sum of Seven Million Two Hundred Thousand Dollars ($7,200,000.00); and/or

(2) For each and every Project financed hereunder, the total number of Spec Homes shall not exceed the greater of (A) eight (8), (B) four (4) months’ appraised absorption for the Project, or (C) four (4) months’ actual absorption for the subject Project, as determined by Lender from time to time based upon the actual prior six-month Home sales average for said Project.

4.4 Maximum Allowed Advances. The definition of “Maximum Allowed Advance” in Section 1.1 of the Loan Agreement shall be replaced with the following:

“Maximum Allowed Advance” shall have the following meanings:

•

Entitled Land: The sum of all Advances and Reserved Allocations committed but not disbursed for said Lots shall not exceed the lesser of (i) fifty percent (50%) of Total Project Costs, (ii) fifty percent (50%) of the Appraised Value for said Land, as determined by Lender from time to time based on its receipt of Appraisals, or (iii) fifty percent (50%) of the sales price (net of concessions) set forth in the Purchase Contract, subject to Lender’s approval.

•

Lots Under Development: The sum of all Advances and Reserved Allocations committed but not disbursed for said Lots shall not exceed the lesser of (i) seventy percent (70%) of Total Project Costs, (ii) seventy percent (70%) of the Bulk Finished Lot Value for said Lots, or (iii) seventy percent (70%) of the sales price (net of concessions) set forth in the Purchase Contract, subject to Lender’s approval.

•

Developed Lots: The sum of all Advances and Reserved Allocations committed but not disbursed for said Lots shall not exceed the lesser of (i) seventy percent (70%) of Total Project Costs, (ii) seventy percent (70%) of the Bulk Finished Lot Value for said Lots, or (iii) seventy percent (70%) of the sales price (net of concessions) set forth in the Purchase Contract, subject to Lender’s approval.

•

Spec Homes: The sum of all Advances and Reserved Allocations committed but not disbursed for said Homes shall not exceed the lesser of (i) eighty-five percent (85%) of Total Project Costs, (ii) seventy-five percent (75%) of the Base Appraisal for said Homes, or (iii) seventy-five percent (75%) of the sales price (net of concessions) set forth in the Purchase Contract, subject to Lender’s approval.

•

Presold Homes: The sum of all Advances and Reserved Allocations committed but not disbursed for said Homes shall not exceed the lesser of (i) ninety percent (90%) of Total Project Costs, (ii) eighty percent (80%) of the Base Appraisal for said Homes, or (iii) eighty percent (80%) of the sales price (net of concessions) set forth in the Purchase Contract, subject to Lender’s approval.

5. Modification of the Spec Home Limitation Requirements.

5.1 From and after the date hereof, the “Spec Home” (as defined in the Loan Agreement) limitation set forth in Section 4.5.4(h) of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“(h) For all Spec Homes (including any Model Homes), Borrower shall not be entitled to include in the Borrowing Base at any one time in violation of the Spec Home Concentration Limitation, which shall mean:

(i) For all Projects financed hereunder, the aggregate Loan Allocations for all Spec Homes for all Projects (whether Advances have been made and/or have been committed but have not yet advanced) shall not exceed the sum of Seven Million Two Hundred Thousand Dollars ($7,200,000.00); and/or

(ii) For each and every Project financed hereunder, for more Spec Homes than the greater of (A) eight (8), (B) four (4) months’ appraised absorption for the Project, or (C) four (4) months’ actual absorption for the subject Project, as determined by Lender from time to time based upon the actual prior six-month Home sales average for said Project.”

6. Modification of Terms of Project Advances. Section 2.1.8 of the Loan Agreement shall be replaced with the following:

“2.1.8 Terms of Project Advances.

(a) Lots entered into the Borrowing Base shall be removed from the Borrowing Base on the applicable Lot Advance Maturity Date; provided, however, that the Lot Advance Maturity Date for Lots Under Development in a Project may be extended for a six-month period if over fifty percent (50%) of the total Lots Under Development under the subject Qualified Project have become Developed Lots prior to said maturity date and if Borrower has satisfied the Extension Conditions.

(b) Homes entered into the Borrowing Base shall be removed from the Borrowing Base on the applicable Home Advance Maturity Date; provided, however, that the Home Advance Maturity Date for Model Homes in a Project may be extended for a six-month period and/or any additional period of time Lender approves, in its sole discretion, but in no event beyond the Maturity Date, as long as Borrower has satisfied the Extension Conditions.”

7. Modification of Financial Covenants. The financial covenants set forth in Section 6.15 of the Loan Agreement shall be replaced with the following:

“6.15. Financial Covenants. Financial covenants described in this Section 6.15, together with all other financial covenants and restrictions set forth in this Agreement shall be monitored quarterly by Lender upon receipt of the financial statements to be provided hereunder.

Covenant Party	Covenant Type	Covenant Requirement
Borrower and its subsidiaries	Maximum Total Liabilities-to-Tangible Net Worth Ratio (with the Total Liabilities to be exclusive of consolidated liabilities of variable interest entities)	Not in excess of 5.0:1.0
Borrower	Minimum Tangible Net Worth	Not less than $175,000,000.00
Borrower	Minimum Liquidity	Not less than $20,000,000.00 (At least $10,000,000 cash on hand and the remaining $10,000,000 may consist of either cash and/or availabilities under the lines of credit)

7.1 Deferred Compliance with Maximum Total Liabilities-to-Tangible Net Worth Ratio. Notwithstanding any other provision of the Loan Documents to the contrary, Borrower shall not be required to comply with the Maximum Total Liabilities-to-Tangible Net Worth Ratio until on and after January 1, 2009, and continuing thereafter during the remaining term of the Loan.

8. Loan and Letter of Credit Fees. During the extended term of the Loan, Borrower will continue to be required to pay to Lender the following fees:

8.1 Borrower shall pay to Lender during the remaining term of the Loan a “Commitment Fee” on a periodic basis to be calculated as follows:

“Commitment Fee” means that certain facility fee (a) that is calculated, during the Initial Line Term, at the rate of 0.35% per annum on the full Commitment Amount, and (b) that is calculated, during the Reduction Period, at the rate of 0.35% per annum based on the then-applicable Reduced Commitment Amount, and all said fees shall be payable pursuant to Section 2.5.1 below. Said fees shall be paid in advance on a quarterly basis such that: (i) during the Initial Line Term, each quarterly fee payment shall be based on 0.0875% of the full Commitment Amount, and (ii) during the Reduction Period, each quarterly fee payment shall be based on 0.0875% of the then-applicable Reduced Commitment Amount.

8.2 Upon the issuance of each “Letter of Credit” (as defined in the Loan Agreement) during the remaining term of the Loan, Borrower shall pay to Lender a “Letter of Credit Fee” to be calculated as follows:

“Letter of Credit Fee” means that certain fee due and payable by Borrower on each Letter of Credit issued hereunder, which fee shall be calculated at the rate of one percent (1.00%) per annum on the face amount of the Letter of Credit, and said fee shall be payable as a condition to the issuance of each Letter of Credit and on each twelve-month anniversary of the issuance date of said Letter of Credit, if said Letter of Credit is to be extended beyond a twelve-month term.

9. Current Qualified Projects. As of the Modification Closing Date, the following “Qualified Projects” remain within the “Borrowing Base” (both as defined in the Loan Agreement):

Project Name	City/State	Lots	Units
Harveston (Savannah)	Temecula, CA	0	26
Chapman Heights (Braeburn)	Yucaipa, CA	0	6
Astoria	Tustin, CA	0	1
Parkside	Eastvale, CA	0	35
Amador	Rancho Cucamonga, CA	27	42
The Court (360 @ South Bay)	Hawthorne, CA	26	30
Vintage @ Arboreta	Glendora, CA	0	21
Total		53	161

10. Reserved.

11. Amendment to Definition of Maximum Allowed Advance for The Court Project.

11.1 Solely with regard to the “Qualified Project” (as defined in the Loan Agreement) known as “The Court” or “360 @ South Bay” (“The Court Project”), the Maximum Allowed Advances shall be reduced in two and one-half percent (2.5%) increments, with full removal of The Court Project from the Borrowing Base on or before June 30, 2009. Accordingly, the sum of all Advances and Reserved Allocations committed, but not disbursed, for the Developed Lots and Spec Homes, respectively, shall not exceed the amounts set forth in, and shall be subject to, the following schedule:

Date	LTV for Developed Lots	LTV for Spec Homes
Upon Lender’s receipt of updated Appraisal	70.0%	75.0%
9/30/08	67.5%	72.5%
12/31/08	65.0%	70.0%
3/31/09	62.5%	67.5%
6/30/09	0%	0%

The definition of Maximum Allowed Advance with regard to any other “Project” (as defined in the Loan Agreement) or Qualified Project, other than The Court Project, shall not be modified or changed in any way, except as set forth in Section 4.4 above.

12. Amendment to Deed of Trust. Each Deed of Trust shall be amended to secure the obligations under the Note and the other Loan Documents, as amended herein.

13. Conditions Precedent. In no event shall Lender have any obligation to close this transaction unless and until all of the following conditions are satisfied:

13.1 No Defaults. There shall be no: (a) uncured, material default hereunder or under the Loan Documents; (b) continuing representation, covenant or warranty hereunder or under the Loan Documents that is false or misleading in any manner; and (c) event currently existing which, with the passage of time, will result in a material default or the falsity of any continuing representation, covenant or warranty hereunder or under the Loan Documents.

13.2 No Financial Change. There has been no material adverse change in Borrower’s financial condition since the closing of the Loan.

13.3 Payment of Lender’s Costs. Borrower shall pay all of Lender’s costs and expenses incurred in connection with the documentation and closing of the modifications to the Loan Documents described herein, including without limitation all attorneys’ fees and other closing fees and costs.

13.4 Additional Documents. Lender shall have received all additional documents executed by Borrower, as required by Lender in connection with this Agreement.

14. Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

14.1 No Default. No default or event of default under any of the Loan Documents has occurred that remains uncured, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default or an event of default under any of the Loan Documents.

14.2 Representations and Warranties. As of the date hereof, all of the warranties and representations contained in all of the Loan Documents remain true, correct, complete and accurate.

14.3 No Claims or Defenses. As of the date hereof, neither Borrower nor its managing member has any claims against Lender nor defenses to the enforcement of any of the Loan Documents in accordance with their respective terms, as amended by this Agreement.

14.4 Financial Covenants. Borrower acknowledges and agrees that the financial covenants contained in the Loan Documents are in full force and effect and shall be monitored by Lender based on the financial reports to be provided under the Loan Agreement.

14.5 Satisfaction of Conditions. All of the conditions precedent set forth above have been fully satisfied.

15. Further Assurances. Borrower agrees to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements, as Lender deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Lender’s rights under this Agreement and the other Loan Documents.

16. Integration. All rights, remedies, powers and interest provided for Lender herein are in addition to the rights, remedies, powers and interests provided for Lender in the Loan Documents, the terms and provisions of which are incorporated herein by this reference and made a part hereof. If and to the extent any term or provision hereof is inconsistent with any term or provision of the Loan Documents, the term or provision of this Agreement shall prevail.

17. Entire Agreement; Amendments. This Agreement and the other Loan Documents contain the entire agreement between Borrower and Lender with respect to the Loan Documents, and all prior negotiations, commitments, understandings and agreements are superseded by this Agreement and the Loan Documents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement, any Loan Document, or any other agreement executed in connection with any of the foregoing shall be effective unless in writing and signed by Lender and Borrower, and then only in the specific instance and for the specific purpose given.

18. Governing Law. The Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws principles.

19. Section Headings. The section headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

20. Attorneys’ Fees. If any action or other proceeding is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and expenses.

21. Binding Effect. This Agreement and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns, or heirs and personal representatives, as applicable, subject to any provision of the Loan Documents restricting transfers of the Property.

22. Severability of Provisions. No provision of this Agreement or any other Loan Document that is held to be inoperative, unenforceable and invalid shall affect the remaining provisions, and this and all provisions of this Agreement and the Loan Documents are hereby declared to be severable.

23. Miscellaneous. No reference to this Agreement is necessary in any instrument or document at any time referring to the Loan Documents. A reference to the Loan Documents shall be deemed a reference to such document as modified hereby.

24. No Commitment. The furnishing of this Agreement and other modification documents shall in no way be construed as a commitment by Lender to modify, amend, extend or otherwise alter the Loan Documents. Lender shall be under no obligation to close the transaction evidenced by this Agreement unless this Agreement and all related documents are returned to Lender fully executed by Borrower, and unless this Agreement is actually executed by Lender and delivered to Borrower.

25. No Other Amendments. Except as expressly amended herein, the Loan Agreement, and all of the other Loan Documents remain unmodified and in full force and effect.

26. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by Borrower and Lender as of the date first above written.

BORROWER:

WILLIAM LYON HOMES, INC., a California corporation

By: /s/ Richard S. Robinson

Name: Richard S. Robinson

Title: Senior Vice President

By: /s/ Michael D. Grubbs

Name: Michael D. Grubbs

Title: Senior Vice President

LENDER:

CALIFORNIA BANK & TRUST, a California banking corporation

By: /s/ James A. Lehmkuhl

Name: James A. Lehmkuhl

Its: Vice President